     As filed with the Securities and Exchange Commission on November 9, 2007
Registration Nos. 333-122959, 333-82466, 333-64944, 333-56828, 333-56822, 333-56820, 333-56818

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendments to
to

FORM S-8

REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF
1933

CERIDIAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1981625
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

     Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(952) 853-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

     Ceridian Corporation 2004 Long-Term Stock Incentive Plan
Ceridian Corporation Amended and Restated Employee Stock Purchase Plan
Ceridian Corporation 2002 Employee Stock Incentive Plan
Ceridian Corporation 2001 Savings-Related Share Option Plan
Ceridian Corporation UK Compensation Share Option Plan
Ceridian Corporation Amended Savings-Related Share Option Plan
Ceridian Corporation Personal Investment Plan
Ceridian Corporation Savings and Investment Plan
Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan
Ceridian Corporation Employee Stock Purchase Plan
Ceridian Corporation Amended and Restated 2001 Director Performance Incentive Plan
Ceridian Corporation Deferred Compensation Plan (F/K/A Ceridian Executive Investment Plan)
(Full titles of the plans)

William E. McDonald, Esq.
Vice President, Associate General Counsel and Deputy Secretary
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(952) 853-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven M. Peck, Esq.
Weil, Gotshal & Manges, LLP
100 Federal Street
Boston, Massachusetts 02110
(617) 772-8300

and

     Steven A. Rosenblum, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

EXPLANATORY NOTE

     This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively the “Registration Statements”):

1.	Registration Statement 333-122959 registering 6,600,000 shares of Ceridian common stock, par value $0.01 per share (the “Ceridian Common Stock”), in connection with the Ceridian Corporation 2004 Long-Term Stock Incentive Plan and the Ceridian Corporation Amended and Restated Employee
Stock Purchase Plan;

2.	Registration Statement 333-82466 registering 4,000,000 shares of Ceridian Common Stock in connection with the Ceridian Corporation 2002 Employee
Stock Incentive Plan.

3.	Registration Statement 333-64944 registering 725,495 shares of Ceridian Common Stock in connection with the Ceridian Corporation Amended 2001
Savings-Related Share Option Plan, the Ceridian Corporation UK Compensation Share Option Plan and the Ceridian Corporation Amended
Savings-Related Share Option Plan;

4.	Registration Statement 333-56828 registering 1,000,000 shares of Ceridian Common Stock in connection with the Ceridian Corporation Personal
Investment Plan;

5.	Registration Statement 333-56822 registering 1,000,000 shares of Ceridian Common Stock in connection with the Ceridian Corporation Savings and
Investment Plan;

6.	Registration Statement 333-56820 registering 28,350,000 shares of Ceridian Common Stock in connection with the Ceridian Corporation Amended and
Restated 2001 Long-Term Stock Incentive Plan, the Ceridian Corporation Employee Stock Purchase Plan and the Ceridian Corporation Amended and
Restated 2001 Director Performance Incentive Plan; and

7.	Registration Statement 333-56818 registering $5,000,000 in deferred obligations in connection with the Ceridian Corporation Deferred Compensation
Plan (f/k/a the Ceridian Corporation Executive Investment Plan).

     Pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 30, 2007, as amended as of July 30, 2007, by and among the Ceridian Corporation (a Delaware corporation), Foundation Holdings, Inc., a Delaware corporation (“Foundation Holdings”) and Foundation Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Foundation Holdings (“Merger Sub”), Merger Sub merged with and into Ceridian, with Ceridian as the surviving corporation. The Merger became effective as of 7:47 a.m. Eastern Standard Time, on November 9, 2007 (the “Effective Time”) and at that time each outstanding share of Ceridian Common Stock (other than shares held by Ceridian as treasury stock or owned by Foundation Holdings or Merger Sub), were converted into the right to receive $36.00 in cash, without interest and less any applicable withholding taxes. As a result of the Merger, Ceridian became a wholly owned subsidiary of Foundation Holdings. Ceridian has filed a certification and notice of termination on Form 15 with respect to the Ceridian Common Stock.

     At the Effective Time, except as otherwise agreed by Foundation Holdings and a holder:

•	each outstanding option to acquire Ceridian Common Stock, whether or not vested, that remained outstanding as of the Effective Time was cancelled and converted into the right to receive a cash payment equal to the number of shares of acquire Ceridian

Common Stock underlying the option multiplied by the amount (if any) by which $36.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes;

•	each restricted stock unit measured in Ceridian Common Stock was cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes;

•	all amounts held in participant accounts under the deferred compensation plans that are denominated in Ceridian Common Stock were converted into the right to receive a cash payment equal to the number of shares acquire Ceridian Common Stock deemed held in such accounts multiplied by $36.00, less any applicable withholding taxes. This amount is payable or distributable in accordance with the terms of our deferred compensation plans; and

•	each share of restricted Ceridian Common Stock was cancelled and converted into the right to receive a cash payment equal to $36.00, less any applicable withholding taxes.

     As a result of the Merger, Ceridian has terminated all offerings of shares of Ceridian Common Stock pursuant to the Registration Statements. In accordance with the undertaking made by Ceridian in the Registration Statements to remove by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby de-registers (1) any and all shares of Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unissued at the Effective Time and (2) any and all deferred obligations registered under the Registration Statements, which remain unpaid as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 9th day of November 2007.

CERIDIAN CORPORATION

By: /s/ Gary M. Nelson
Gary M. Nelson
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary

     Pursuant to the requirements of the Securities Act, as amended, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kathryn V. Marinello
Kathryn V. Marinello	Chief Executive Officer (principal	November 9, 2007
executive officer) and Director

/s/ Gregory J. MacFarlane

Gregory J. MacFarlane	Executive Vice President and Chief	November 9, 2007
Financial Officer (principal financial
officer)

/s/ Randy W. Strobel
Randy W. Strobel	Vice President and Controller (principal	November 9, 2007
accounting officer)

/s/ Brent B. Bickett
Brent B. Bickett	Director	November 9, 2007

/s/ Scott L. Jaeckel
Scott L. Jaeckel	Director	November 9, 2007

/s/ Soren L. Oberg
Soren L. Oberg	Director	November 9, 2007

/s/ Alan L. Stinson
Alan L. Stinson	Director	November 9, 2007